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                                                                EXHIBIT 1.(5)(f)

                   LAST SURVIVOR ANNUAL RENEWABLE TERM RIDER


Coverage - When we receive proof that the Survivor's death occurred while this rider was in force, we will pay the Face Amount in effect, if any, under this rider on the date of the Survivor's death.

Face Amount - The Face Amount provided by this rider may be level or varying by policy year and is in the Policy Specifications. Unscheduled increases or decreases in the Face Amount may take place after the policy date as described below. The initial Face Amount is the Face Amount on this rider's effective date.

Unscheduled Increase in Face Amount - You may request an unscheduled increase in the Face Amount of this rider subject to the following conditions:

 . both Insureds are not more than Age 90 and both consent to the increase; . you must submit an application and provide evidence of insurability satisfactory to us for both Insureds;
 .  the effective date of the increase is after the first policy year;
 .  no previous increase became effective during the same policy year;
 . the Face Amount is increased by at least $10,000; and . we receive your Written Request for the increase while this policy is in force.

The effective date of the unscheduled increase in the Face Amount will be the first monthly payment date on or following the date all of the above conditions are met.

An Administrative Charge of $200 will be deducted from the base policy's Accumulated Value on the effective date of any unscheduled increase in the Face Amount. This charge is to cover expenses associated with the evaluation of the evidence of insurability.

Upon approval of any unscheduled increase, we will issue a supplemental schedule of coverage, which will include the following information:

 .  the increased Face Amount and the effective date of the increase;
 .  each Insured's risk classification for the increase;
 .  the Guaranteed Maximum Monthly Cost of Insurance Rates applicable to the increase; and
 .  if this policy uses the Guideline Premium Test, the new Guideline Premiums.

   Unscheduled Decrease in Face Amount - You may make a Written Request for an unscheduled decrease in the Face Amount subject to the following conditions:

 .  you request the decrease while either or both Insureds are living;
 .  the decrease is at least $10,000 and the Face Amount remaining after the decrease is at least $100,000;
 . the effective date of the decrease is after the first policy year; and . no previous decrease became effective during the same policy year.

The decrease will be effective on the Monthly Payment Date on or after we receive your Written Request. If there have been previous increases in Face Amount, a decrease will reduce such previous increases in the reverse order in which they arose.

In the case of a Face Amount that varies by policy year, any unscheduled decrease in the Face Amount which you request for any policy year will require equivalent decreases in the Face Amount for future policy years. You will be informed of such equivalent future decreases, and your consent will be obtained before your requested decrease becomes effective.

Upon approval of any unscheduled decrease, we will issue a supplemental schedule of coverage, which will include the following information:

 . the decreased Face Amount and the effective date of the decrease; and . if this policy uses the Guideline Premium Test, the new Guideline Premiums.

Rider Charge - The monthly charge for this rider is equal to the sum of the Rider Charges applicable to the following portions of the Face Amount:

 .  initial Face Amount remaining in force for that month; plus
 .  each increase in the Face Amount remaining in force for that month.

The Rider Charge for each portion of the Face Amount noted above consists of the Rider Cost of Insurance Charge and the Rider M&E Risk Charge.

Rider Cost of Insurance Charge - The Rider Cost of Insurance Charge is obtained by multiplying the applicable monthly Cost of Insurance Rate by the appropriate portion of the Face Amount at the

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beginning of the policy month divided by 1.00246627.

Rider M&E Risk Charge - The guaranteed maximum Rider M&E Risk Charge depends on the rider Face Amount and therefore may vary by policy year since the rider Face Amount may vary. Such charge is shown in the Policy Specifications. The guaranteed maximum Rider M&E Risk Charge remains at the amount shown in the Policy Specifications and any supplemental schedule of coverage and will not be decreased or eliminated even if this rider is decreased or terminated.

Cost of Insurance Rates - The Cost of Insurance Rates for the initial Face Amount are based on the policy duration and on each Insured's age and risk classification on the policy date. The Cost of Insurance Rates for each increase in the Face Amount are based on the policy duration applicable to the increase and on each Insured's age and risk classification on the effective date of the increase.

The current monthly Cost of Insurance Rates will be determined by the Company and are subject to change by us at any time, but will not exceed the Guaranteed Maximum Monthly Cost of Insurance Rates for this rider shown on the Policy Specifications or a supplemental schedule of coverage. Any change in the current Cost of Insurance Rates will apply uniformly for all pairs of Insureds of the same class, as defined in your policy.

The Cost of Insurance Rates used to calculate the Cost of Insurance Charges for an increase in coverage necessary to meet the Guideline Minimum Death Benefit will be the same as those used for the most recent Face Amount in force under this rider.

Death Benefit - The death benefit of the policy to which this rider is attached is modified to include the Face Amount under this rider. The death benefit for this policy will be determined by the death benefit option selected for the base policy.

Decrease - The Decrease provision of the policy to which this rider is attached is modified to include this rider. This rider will always be decreased or eliminated before any decrease is applied to the base policy face amount in effect on the policy date. For further details please see the Decrease provision of your contract.

Withdrawals - The Withdrawals provision of the policy, to which this rider is attached, is modified to include this rider. For the purpose of the Withdrawals provision, the face amount of this rider is considered part of the face amount of the policy. This rider will always be decreased or eliminated before any decrease is applied to the base policy face amount in effect on the policy date. For details, please see the Withdrawals provision of your contract.

Misstatement - The Misstatement provision of the policy, to which this rider is attached, is modified to include this rider. For the purpose of the Misstatement provision, this rider is considered part of the face amount of the policy. For further details please see the Misstatement provision of your contract.

Effective Date - This rider is effective on the policy date unless otherwise stated.

Termination - Coverage under this rider will terminate on the earlier of:

 .  your Written Request;
 .  termination of the base policy; or
 .  upon the Survivor's death.

General Conditions - This rider is part of the base policy to which it is attached. As applied to this rider, the periods stated in the base policy's Incontestability and Suicide Exclusion provisions will start with this rider's effective date and any future increases in the Face Amount under this rider. All terms of the base policy, which do not conflict with this rider's terms apply to this rider.

In the event of any conflict between the terms of this rider and the terms of the base policy, the terms of this rider shall prevail over the terms of the base policy.


                        PACIFIC LIFE INSURANCE COMPANY

 /s/ THOMAS C. SUTTON                        /s/ AUDREY L. MILFS
 ------------------------------------        -----------------------------------
 Chairman and Chief Executive Officer        Secretary


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